As filed with the Securities and Exchange Commission on May 21, 2008

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

___________________________________

TEMPLE-INLAND INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1903917
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of principal executive offices, including Zip code)

TEMPLE-INLAND INC. 2008 INCENTIVE PLAN

(Full title of the plan)

C. Morris Davis, Esq.

Temple-Inland Inc.

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(512) 434-5800

(Name, address, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value (1)	4,000,000 (2)	$14.85(2)	$59,380,000(2)	$2,333.63

(1)

Including the related Preferred Stock Purchase Rights issued or to be issued in the amount of one-half right per share pursuant to the Rights Agreement, dated February 20, 1999, between Temple-Inland Inc. and Computershare Trust Company, N.A., as Rights Agent. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price shown is the average of the high and low prices for shares of the Registrant’s Common Stock on May 19, 2008, on the New York Stock Exchange.

The Index to Exhibits appears on page 10.	Page 1 of 12 pages

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Temple-Inland Inc. (“Temple-Inland”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and shall be deemed a part hereof:

•	Annual Report on Form 10-K for the year ended December 29, 2007;
•	Proxy Statement prepared in connection with the annual meeting of stockholders held May 2, 2008;
•	The Current Report on Form 8-K filed by Temple-Inland with the Commission dated May 2, 2008;
•

The description of Temple-Inland’s common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A filed with the Commission on December 7, 1983, which incorporates by reference the description of Temple-Inland’s common stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading “Description of Common Stock,” including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Temple-Inland with the Commission under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities. (omitted)

Item 5.	Interests of Named Experts and Counsel.

The opinion as to the validity of the shares of Common Stock, the issuance of which is being registered hereby, is being given by C. Morris Davis, Esq., who is the General Counsel of Temple-Inland. As of May 21, 2008, Mr. Davis was deemed to be the beneficial owner of 7,929 shares of the Common Stock (including options exercisable within 60 days).

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Temple-Inland’s Certificate of Incorporation, as amended, eliminates director liability for monetary damages arising from any breach of the director's duty of care.

Article VI of Temple-Inland’s Amended and Restated Bylaws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Temple-Inland or is or was a director, officer or employee of Temple-Inland or a direct or indirect wholly-owned subsidiary of Temple-Inland or is or was serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another company, savings and loan association, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Temple-Inland (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of Temple-Inland, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to Temple-Inland, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VI provides that Temple-Inland may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Temple-Inland of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VI.

Both the DGCL and Article VI of Temple-Inland’s Bylaws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have. Temple-Inland has entered into indemnification agreements with each of its directors that are intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by Temple-Inland, Temple-Inland is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by Temple-Inland.

Item 7.	Exemption From Registration Claimed. (Not applicable)

Item 8.	Exhibits.

Exhibit Number		Exhibit
4.01	--

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended June 30, 2007, and filed with the Commission on August 7, 2007)

4.02	--	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the quarter ended June 30, 2007, and filed with the Commission on August 7, 2007)
4.03	--

Form of Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.03 to registration statement on Form S-8 (Reg. No. 33-27286) filed by the Company with the Commission on March 2, 1989)

4.04	--

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, dated February 16, 1989 (incorporated by reference to Exhibit 4.04 to the Company’s Form 10-K for the year ended December 31, 1988, and filed with the Commission on March 21, 1989)

4.05	--

Rights Agreement, dated February 20, 1999, between the Company and Computershare Trust Company, N.A. (f/k/a First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8A filed with the Commission on February 19, 1999)

4.06	--

Temple-Inland Inc. 2008 Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement in connection with the Annual Meeting of Shareholders held May 2, 2008, and filed with the Commission on March 25, 2008)

5.01	--	Opinion of C. Morris Davis, Esq., General Counsel of the Registrant, as to validity of Common Stock being registered (*)
23.01	--	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP) (*)

23.02	--	Consent of Attorneys (C. Morris Davis, Esq.) (included in his opinion filed as Exhibit 5.01) (*)
24.01	--	Powers of Attorney for Directors (on signature page) (*)

________________________

(*)	Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Temple-Inland pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 21st day of May 2008.

TEMPLE-INLAND INC.
(Registrant)

By:	/s/ Doyle R. Simons
Doyle R. Simons
Chairman of the Board and
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints C. Morris Davis and Leslie K. O’Neal and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Doyle R. Simons Doyle R. Simons	Director, Chairman of the Board, and Chief Executive Officer	May 21, 2008

/s/ Randall D. Levy Randall D. Levy	Chief Financial Officer	May 21, 2008

/s/ Troy L. Hester Troy L. Hester	Principal Accounting Officer	May 21, 2008

/s/ Donald M. Carlton Donald M. Carlton	Director	May 21, 2008

/s/ Cassandra C. Carr Cassandra C. Carr	Director	May 21, 2008

/s/ E. Linn Draper, Jr. E. Linn Draper, Jr.	Director	May 21, 2008

/s/ Larry R. Faulkner Larry R. Faulkner	Director	May 21, 2008

/s/ Jeffrey M. Heller Jeffrey M. Heller	Director	May 21, 2008

/s/ J. Patrick Maley III J. Patrick Maley III	Director	May 21, 2008

/s/ W. Allen Reed W. Allen Reed	Director	May 21, 2008

/s/ Richard M. Smith Richard M. Smith	Director	May 21, 2008

/s/ Arthur Temple III Arthur Temple III	Director	May 21, 2008

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 21st day of May 2008.

Temple-Inland Inc.

2008 Incentive Plan

By:	/s/ Leslie K. O’Neal
Leslie K. O’Neal
Temple-Inland Inc.
Vice President and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description	Page No.
5.01	Opinion of C. Morris Davis, Esq.	11
23.01	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)	12
23.02	Consent of Attorney (included in the opinion filed as Exhibit 5.01)	11
24.01	Power of Attorney for Directors (on signature page)	8